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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS'

The Board of Directors of Cabot Industrial Trust:

We consent to the use of our report included herein dated September 29, 1997, relating to the combined balance sheets of the Pennsylvania Public School Employes' Retirement System Industrial Properties Portfolio as of December 31, 1996 and 1995, and the related combined statements of operations, owner's equity, and cash flows for the year ended December 31, 1996 and the period from July 6, 1995 (date of acquisition) to December 31, 1995, and the related schedule as of December 31, 1996, included herein, and to the reference to our firm under the heading "Experts" in this Amendment No. 1 to the registration statement on Form S-11 of Cabot Industrial Trust.

                                       KPMG Peat Marwick LLP

Chicago, Illinois

November 25, 1997